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                                                                      EXHIBIT 99


NEWS RELEASE


FOR:      SPIEKER PROPERTIES, INC.
          NYSE: SPK

CONTACT:  Craig Vought/Stuart Rothstein      FOR RELEASE: IMMEDIATELY
          (650) 854-5600


           SPIEKER PROPERTIES, INC. ANNOUNCES STOCKHOLDER RIGHTS PLAN


Menlo Park, CA--September 11, 1998--Spieker Properties, Inc. (NYSE:SPK), announced today that its Board of Directors adopted a Stockholder Protection Rights Agreement and declared a dividend of one Right on each outstanding share of Spieker Properties Common Stock. The dividend will be paid on September 30, 1998 to stockholders of record on September 30, 1998. A letter regarding the Rights Agreement and a summary of certain terms of the Rights Agreement will be mailed to stockholders.

The Rights Agreement was not adopted in response to any specific effort to acquire control of Spieker Properties; it was adopted to deter abusive takeover tactics that can be used to deprive stockholders of the full value of their investment.

Ned Spieker, Chairman and Chief Executive Officer of Spieker, stated that, "The Rights Agreement is not intended to and will not prevent a takeover of Spieker at a full and fair price. However, the Rights may cause substantial dilution to a person or group that acquires 15% or more of the Common Stock unless the Rights are first redeemed by the Board of Directors of the Company. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Company and its stockholders because the Rights can be redeemed prior to a triggering event.

The Rights Agreement does not in any way weaken Spieker's financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported funds from operations or earnings per share, is not taxable to Spieker or its stockholders and will not change the way in which Spieker shares are traded."

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SPK Announces Stockholder Rights Plan/9-11-98/Page 2 of 2


Spieker Properties, Inc., a publicly traded real estate investment trust, owns and operates over 40 million square feet of commercial property in California and the Pacific Northwest. The company's principal objective is sustainable long-term growth in earnings through the acquisition, development and management of high-quality office and industrial properties in select western United States markets.

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2180 Sand Hill Road, Suite 200 - Menlo Park, California 94025 - (650) 854-5600
- Fax (650) 233-3838